Exhibit 99.1

Brii Biosciences and VBI Vaccines Present Positive Data from Completed Phase 1b/2a Study on BRII-179 (VBI-2601) in Patients with Chronic Hepatitis B at the International Liver Congress 2021

Data demonstrate that BRII-179 (VBI-2601) induced both B cell (antibody) and T cell responses in chronically-infected hepatitis B (HBV) patients, and was well-tolerated with no safety signals observed

Results support further clinical evaluation of BRII-179 (VBI-2601) as an immunomodulator in combination with other treatment modalities as a potential functional cure for chronic HBV infection

Abstract selected for inclusion in the ‘Best of ILC’ slide deck at EASL 2021

DURHAM, N.C., BEIJING, China and CAMBRIDGE, Mass. – June 23, 2021 – Brii Biosciences (“Brii Bio”) and VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), today announced final results from a Phase 1b/2a study on BRII-179 (VBI-2601), a novel recombinant, protein-based immunotherapeutic candidate, in patients with chronic hepatitis B virus (HBV) infection. Data from the study, which evaluated the safety, antiviral activity, and immunogenicity of BRII-179 (VBI-2601) alone or admixed with interferon-alpha (IFN-α) as co-adjuvant, demonstrated that the investigational immunotherapeutic induced both B cell (antibody) and T cell responses, and was well-tolerated with no safety signals observed, in non-cirrhotic chronic hepatitis B patients under nucleos(t)ide analog (NUC) therapy. The study was led by Brii Bio in partnership with VBI.

The data, as presented in a late-breaker e-Poster at the European Association for the Study of the Liver’s (EASL) International Liver Congress (ILC) 2021, have been selected for inclusion in the ‘Best of ILC’ summary slide deck, which highlights the most noteworthy contributions to this year’s scientific program.

Man-Fung Yuen, D.Sc., M.D., Ph.D., Chair Professor of The University of Hong Kong and Endowed Professor of Medicine at the Li Shu Fan Medical Foundation, Chief of Division of Gastroenterology and Hepatology at Queen Mary Hospital, Hong Kong, principal investigator and study presenter at INC, commented, “Without a functional cure for HBV infection, many of the 290 million people around the world infected with hepatitis B will go on to develop significant and life-threatening complications from the disease such as liver decompensation and hepatocellular carcinoma. These promising human proof-of-mechanism data reinforce the potential for BRII-179 (VBI-2601) to be a critical component in the development of a functional cure for chronic HBV, which could help patients and healthcare providers manage the effects of this devastating disease and greatly curb disease progression.”

Li Yan, Ph.D., Chief Medical Officer of Brii Bio, commented, “We are encouraged by the results of this study, which provide target engagement and validation, and further support for continuing the clinical development of BRII-179 (VBI-2601). We look forward to progressing this potentially important immunotherapeutic candidate through our ongoing Phase 2 study in combination with BRII-835 (VIR-2218), an investigational small interfering ribonucleic acid (siRNA) targeting hepatitis B virus (HBV), alongside licensing partners, VBI Vaccines and Vir Biotechnology, to deliver a functional cure to patients around the world with chronic HBV, including in China, where there are more than 76 million people living with this devastating disease.”

Francisco Diaz-Mitoma, M.D., Ph.D., Chief Medical Officer of VBI, commented, “BRII-179 (VBI-2601) has a novel formulation, comprising all three HBV-specific surface antigens, and is designed to target both B-cell and T-cell immunity. The restoration of HBV-specific antibody and T cell responses seen in this study in adults with chronic HBV infection, a highly immunosuppressed population, is promising and we look forward to seeing the results from the ongoing Phase 2 combination study with BRII-825 (VIR-2218) as we work to develop a solution for this persistent and highly infectious disease.”

In addition, Vir Biotechnology, Inc., Brii’s partner in the development of BRII-835 (VIR-2218), will present new clinical data from two ongoing trials highlighting the safety, tolerability, and efficacy of BRII-835 (VIR-2218) as a monotherapy for chronic HBV, as well as preliminary results from a Phase 2 combination trial with pegylated-interferon-alfa. A Phase 2 combination study of BRII-835 (VIR-2218) and BRII-179 (VBI-2601) aimed at developing a functional cure for chronic HBV began in April 2021. Two additional Phase 2 studies of BRII-835 (VIR-2218) in combination with other agents are also expected to start in 2021.

About the BRII-179 (VBI-2601) Phase 1b/2a Study

The Phase 1b/2a was a randomized, open-label, controlled study designed to assess the safety, tolerability, antiviral and immunologic activity of BRII-179 (VBI-2601) in non-cirrhotic chronic HBV patients on nucleos(t)ide analog (NUC) therapy. The two-part study evaluated two dose levels of BRII-179 (VBI-2601), at either 20 µg (Part 1; n=25) or 40 µg (Part 2; n=24), with and without co-administration of IFN-α. Patients received four monthly intramuscular injections of BRII-179 (VBI-2601) admixed with or without three mIU IFN-α. Antibody and cellular responses to surface antigens, as well as evolution of circulating hepatitis B surface antigens (HBsAg), were monitored over the course of 24 weeks.

Key findings include:

●	Both 20 μg and 40 μg doses of BRII-179 (VBI-2601) with and without low dose IFN-α administered through intramuscular injection were well-tolerated with no significant adverse events identified
●	BRII-179 (VBI-2601) induced and/or boosted S-, Pre-S1-, and/or Pre-S2-specific IFN-gamma producing T cells in 77% of patients across all treatment cohorts, compared to no detectable response in patients in the control, NUC-only arm
●	BRII-179 (VBI-2601) induced hepatitis B antibody responses in 44.2% of patients in the BRII-179 (VBI-2601) treatment arms
●	Slower antibody responses were consistent with the hypothesis that chronic infection suppresses immune responses against HBV, and suggested that more doses of the immunotherapeutic candidate may be required to induce broader and more robust responses

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, it is very difficult to cure, with many patients going on to develop liver cancers. An estimated 900,000 people die each year from complications of chronic HBV such as liver decompensation and hepatocellular carcinoma.

About BRII-179 (VBI-2601)

BRII-179 (VBI-2601) is a novel recombinant, protein-based HBV immunotherapeutic candidate that builds upon the 3-antigen conformation of VBI’s prophylactic 3-antigen HBV vaccine candidate, and is designed to target enhanced B-cell and T-cell immunity. Brii Biosciences licensed BRII-179 (VBI-2601) from VBI Vaccines in December of 2018, providing Brii Bio with commercial rights to BRII-179 (VBI-2601) in the licensed territories of China, Hong Kong, Macau, and Taiwan. BRII-179 (VBI-2601) is currently being investigated in a Phase 2 clinical trial in combination with BRII-835 (VIR-2218) as part of a potential functional cure regimen for the treatment of chronic HBV infection.

About Brii Biosciences

Brii Biosciences is a multi-national company committed to serving patients’ needs and improving public health by accelerating the development and delivery of breakthrough medicines through partnerships, best-in-class research and development, and the disruptive application of digital and data insight. With operations in the People’s Republic of China and the United States, Brii Bio is poised to serve as a bridge to carry transformative medicines to patients, help create significant growth for our partners and establish an innovation engine to help improve the public health and wellbeing of patients around the world. Brii Bio is developing treatments for illnesses with significant public health burdens, including infectious diseases and CNS diseases. For more information, visit www.briibio.com.

About VBI Vaccines

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

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